AMENDMENT NO. 3 TO THE CREDIT AGREEMENT

Dated as of June 6, 2006

AMENDMENT NO. 3 TO THE CREDIT AGREEMENT (this “Amendment”) among CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the “Borrower”), CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation (“Holdings”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1) WHEREAS, the Borrower, Holdings, the Lenders and the Administrative Agent have entered into a Credit Agreement dated as of June 28, 2005, as amended by Amendment No. 1 thereto dated as of November 10, 2005 and Amendment No. 2 dated as of February 9, 2006 (such Credit Agreement, as so amended, the “Credit Agreement”; capitalized terms not otherwise defined in this Amendment being used with the same meanings as specified in the Credit Agreement);

(2) WHEREAS, pursuant to Section 2.16 of the Credit Agreement, the Borrower has proposed to increase the amount of the Revolving Loan Commitment up to $50 million and, concurrently herewith, intends that such increase will become effective as contemplated by such Section 2.16;

(3) WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as described below to reflect the increase in the Revolving Loan Commitment and the other amendments set forth herein;

(4) WHEREAS, the Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, hereby amended as follows:

(a) The definition of “Term Pricing Grid” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

Term Pricing Grid (rates are expressed in basis points (bps) per annum)

Tier	Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans under the Term Facilities (bps)	Applicable Margin for Base Rate Loans under the Term Facilities (bps)

1	< 3.50	200	100

2	> 3.50 < 5.25	225	125

3	> 5.25	250	150

Any increase or decrease in the Applicable Margin for Term B Loans and Term C Loans resulting from a change in the Consolidated Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Sections 5.01(a) or 5.02(d)(ii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 3 of the Term Pricing Grid shall apply as of the date of the failure to deliver such Compliance Certificate until such time as the Borrower delivers a Compliance Certificate in the form of Exhibit G-1 (in respect of Section 5.01(a)) or Exhibit G-2 (in respect of Section 5.02(d)(ii)) hereto and after such delivery the Applicable Margin for Term B Loans and Term C Loans shall be based on the Consolidated Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin for Term B Loans and Term C Loans are further adjusted as set forth in this definition.”

(b) Section 5.03(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(a) Borrower Leverage Ratio. The Borrower shall not permit the Borrower Leverage Ratio (i) at the end of any fiscal quarter ended on or after June 30, 2006 through and including the fiscal quarter ending on March 31, 2007 to be greater than 3.25 to 1.0, or (ii) at the end of any fiscal quarter ended thereafter to be greater than 3.00 to 1.0.”

(c) Section 5.03(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio (i) at the end of any fiscal quarter ended on or after June 30, 2006 through and including the fiscal quarter ending on March 31, 2007 to be greater than 6.00 to 1.0, (ii) at the end of the fiscal quarter ended on June 30, 2007 to be greater than 5.75 to 1.0, (iii) at the end of the fiscal quarter ended on September 30, 2007 or December 31, 2007 to be greater than 5.50 to 1.0, and (iv) at the end of the fiscal quarter thereafter to be greater than 5.25 to 1.0.”

(d) Section 5.03(c) of the Credit Agreement is hereby amended by deleting “1.50 to 1.0” and replacing it with “1.30 to 1.0.”

SECTION 2. Increase in Revolving Loan Commitment.

(a) Schedule I to the Credit Agreement is hereby amended only with respect to the Revolving Loan Commitments and the Revolving Proportionate Shares as set forth on Schedule I annexed hereto as Exhibit A.

(b) Each Additional Revolving Lender, by executing a counterpart of this Amendment, shall become a party to the Credit Agreement and be bound by all the terms and provisions thereof.

SECTION 3. Conditions of Effectiveness. (a) With the exception of Section 2 hereof, this Amendment shall become effective as of the date first above written (the “Third Amendment Effective Date”) when, and only when, each of the following conditions set forth in this Section 3(a) shall have been satisfied: (i) the Administrative Agent shall have received counterparts of (A) this Amendment executed by the Borrower and the Required Lenders or, as to any of such Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, (B) the Consent attached hereto executed by each of the Loan Parties (other than the Borrower) and evidence of corporate authorization for each Loan Party satisfactory to the Administrative Agent, and (C) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent and its counsel; (ii) the Borrower shall have paid to the Administrative Agent (A) for the benefit of the applicable Lenders, a fee equal to 0.125% of the aggregate Commitments of each Lender that has executed and delivered this Amendment on or before 5:00 p.m. (New York time) on May 31, 2006, and (B) all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent) incurred in connection, and in accordance, with the Credit Documents (including this Amendment) to the extent invoiced; and (iii) no Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Amendment; and

(b) Section 2 of this Amendment shall become effective as of the date first above written (the “Revolver Increase Effective Date”) when, and only when, each of the following conditions set forth in this Section 3(b) shall have been satisfied: (i) each of the conditions set forth in Section 3(a), other than the conditions set forth in subsections 3(a)(i)(A) and 3(a)(ii)(A), shall have been satisfied; (ii) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, each existing Lender who elects or otherwise agrees to participate in the Increased Revolving Loan Commitment or, as to any such existing Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, and each Additional Revolving Lender; and (iii) the Borrower shall have paid to the Administrative Agent, for the benefit of each existing Lender whose Revolving Loan Commitment is to be increased and each Additional Revolving Lender, 0.25% of the Increased Revolving Loan Commitment of such Lender.

SECTION 4. Representations and Warranties of the Borrower. Each of Holdings and the Borrower represents and warrants as follows:

(a) The execution, delivery and performance by it of this Amendment, the execution, delivery and performance of the Consent by the Loan Parties signatory thereto and the performance by each Loan Party of each Credit Document (as amended by this Amendment) to which such Person is a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary actions on the part of such Loan Party, and do not and will not (i) violate any Requirement of Law applicable to such Loan Party, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party, (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, except in each case in each of clauses (i), (ii), (iii) and (iv) where such breach or violation could not reasonably be expected to have a Material Adverse Effect.

(b) This Amendment and the Consent attached hereto, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Amendment and the Consent attached hereto, when so delivered, will constitute a legal, valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by Debtor Relief Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

SECTION 5. Reference to and Effect on the Credit Agreement, the Notes and the Credit Documents. (a) On and after each of the Third Amendment Effective Date and/or the Revolver Increase Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by the provisions of this Amendment that are effective as of such date pursuant to Section 3 hereof.

(b) The Credit Agreement, the Notes and each of the other Credit Documents, in each case as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Each of Holdings and the Borrower hereby (i) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Security Documents to which it is a party shall continue in full force and effect, and (ii) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Security Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.

SECTION 6. Costs, Expenses. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred in connection with the preparation, execution, delivery and any modification of this Amendment and the other instruments and documents to be delivered by any Loan Party hereunder (including, without limitation, the reasonable fees and expenses of external counsel for the Administrative Agent) in accordance with the terms of Section 8.02 of the Credit Agreement.

SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Governing Law; Submission to Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Borrower and Holdings hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York county and the courts of the United States of America located in the Southern District of New York and hereby agrees that any legal action, suit or proceeding arising out of or relating to this Amendment may be brought against them in any such courts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER

CHIQUITA BRANDS L.L.C.,
a Delaware limited liability company

By: /s/Jeffrey M. Zalla

Name: Jeffrey M. Zalla Title: Senior Vice President and Chief Financial Officer

HOLDINGS

CHIQUITA BRANDS INTERNATIONAL, INC.,

a New Jersey corporation

By: /s/Jeffrey M. Zalla

Name: Jeffrey M. Zalla Title: Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT

Wachovia Bank, N.A.

as Administrative Agent

By: /s/Mark S. Supple

Name: Mark S. Supple Title: Vice President